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                                   EXHIBIT 21

                          SUBSIDIARIES OF THE COMPANY

       SUBSIDIARY                                   STATE OF INCORPORATION
       ----------                                   ----------------------

(1)    Bacou USA Safety, Inc.                       Delaware

(2)    Uvex Safety Manufacturing, Inc.              Rhode Island

(3)    Titmus Optical, Inc.                         Delaware

(4)    Biosystems, Inc.                             Pennsylvania

(5)    Bacou USA Finance, Inc.                      Minnesota

(6)    Bacou Foreign Sales Corporation              U.S. Virgin Islands